Exhibit 10.34

AGREEMENT FOR PURCHASE AND SALE
(SHOPS AT WEST END)

THIS AGREEMENT FOR PURCHASE AND SALE is made and entered into as of the 3rd day of November, 2014, by and between AD WEST END, LLC, an Indiana limited liability company ("Seller"), and AMERICAN REALTY CAPITAL IV, LLC, a Delaware limited liability company ("Buyer").

WITNESSETH THAT:

WHEREAS, Buyer wishes to purchase, and Seller wishes to sell, the Property (as hereinafter defined), but only upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of Ten Dollars ($10.00), the Earnest Money, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1.          Definitions and Exhibits.

1.1               Definitions. For purposes of this Agreement, each of the following terms, when used herein with an initial capital letter, shall have the meaning ascribed to it as follows:

Agreement. This Agreement for Purchase and Sale.

Assignment. An Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit I.

Bill of Sale. The Bill of Sale to be executed by Seller substantially in the form attached as Exhibit C.

Business Day. Any day, other than a Saturday or Sunday, on which commercial banks in the State of New York are open for business.

Closing. The closing and consummation of the purchase and sale of the Property pursuant hereto.

Closing Date. Thirty (30) days after the Inspection Date, but in no event later than December 23, 2014.

Closing Statement. As defined in Section 10.2.5.

Commission Agreement. Each agreement for leasing commissions (i) as set forth on Exhibit K, or (ii) executed or amended by Seller after the Contract Date in compliance with the provisions of Section 8 of this Agreement.

Contract Date. The date upon which this Agreement shall be deemed effective, which shall be the date first above written.

Deed. The Special Warranty Deed to be executed by Seller substantially in the form attached hereto as Exhibit F.

Delinquent Rents. As defined in Section 4,2. I (ii),

Earnest Money. As defined in Section 3.1.

Escrow Agent. Benchmark Title, LLC, 2000 McKinney Avenue, 4th Floor, Dallas, Texas 75201, Attn: Brett Poston, is acting as Escrow Agent pursuant to the terms and conditions of the Escrow Agreement and Section 3 hereof.

Escrow Agreement. That certain Escrow Agreement of even date herewith among Seller, Buyer and Escrow Agent referred to in Section 3 hereof substantially in the form attached hereto as Exhibit B and by this reference made a part hereof.

Existing ESA. That certain Environmental Site Assessment Report prepared by American Engineering Testing, dated October I, 2014, Project No. 03-05361, which has previously been delivered to Buyer.

Existing Survey. That certain ALTA/ACSM land title survey prepared by Sambatek, dated August 8, 2014, Project No. DUK18420.0 I, which has previously been delivered to Buyer.

Guarantor or Guarantors. Each guarantor of any of a Tenant's duties and obligations under such Tenant's Lease (collectively, the "Guarantors").

Guaranty or Guaranties. Each guaranty presently in effect of all or any of a Tenant's duties and obligations under a Lease (collectively, the "Guaranties").

Improvements. The Shopping Center and any other buildings, structures and improvements located upon the Land, the parking structures and all systems, facilities, fixtures, machinery, equipment and conduits to provide tire protection, security, heat, exhaust, ventilation, air conditioning, electrical power, light, plumbing, refrigeration, gas, sewer and water thereto (including all replacements or additions thereto between the date hereof and the Closing Date).

Inspection Date. The date that is thirty (30) days after the later of (i) the Contract Date, and (ii) the date Seller completes delivery of all of the Seller Diligence Deliveries.

AR Anderson Commission. A commission payable to Jeffrey R. Anderson Real Estate, Inc., as set forth in Exhibit V attached hereto.

Land. All of the land described in Exhibit A attached hereto and by this reference made a part hereof and all privileges, rights, easements, hereditaments and appurtenances belonging thereto, and all right, title and interest of Seller in and to any streets, alleys, passages, strips, gores and other rights of way included therein or adjacent thereto (before or after the vacation thereof).

Lease. Leases. Each lease of space within the Improvements and any amendments thereto (a) in force and effect as of the Contract Date, and/or (b) executed by Seller after the Contract Date in compliance with the provisions of Section 8 of this Agreement.

Lease Exhibit. The Lease Exhibit attached hereto as Exhibit D or any updated version thereof.

Major Tenants. Showplace ICON Theatre, Cub Foods, Latitude 360, Anthropologie, Yard House, Bonefish Grill, Cooper Irish Pub, Charming Charlie, Scott W. Baker Associates and Regus Corporation.

Mode Lease. As defined in Section 18.18.

Permitted Title Exceptions. (i) All presently existing and future liens of unpaid Tax (as defined herein) or assessments, water rates, water charges and sewer taxes, rents and charges, if any. not yet due and payable; (ii) all other matters of record as of the Inspection Date affecting title to the Property and disclosed in the Title Commitment to which Buyer does not object or which Buyer waives pursuant to Section 5 of this Agreement; (iii) the rights of Tenants, as tenants only; (iv) any matters shown on the Survey; and (v) any matters created or caused by Buyer.

Personal Property. Seller's ownership interest in all tangible personal property located on the Property, including, without limitation, those items listed on Exhibit 0 and used in connection with operation and maintenance of the Improvements.

Property. All of the following property: (i) the Land; (ii) the Improvements; and (iii) Seller's right, title and interest in, to and under all rights of way or use, trade names and marks, including without limitation, the name "Shops at West End" (excluding any right to the name "Duke"), active, unexpired warranties, guaranties, permits, licenses, approvals and other land use entitlements, tenements, hereditaments, appurtenances, easements and strips and gores, and oil, gas, mineral, water, drilling and irrigation rights now or hereafter belonging or pertaining to any of the foregoing, except those, if any, herein expressly reserved to Seller.

Protected Tenant. As defined in Section 4.2.11.

Purchase Price. ONE HUNDRED EIGHTEEN MILLION AND 00/100 DOLLARS ($118,000,000.00).

Pursuit Costs. Buyer's actual and reasonable independent third party out-of-pocket expenses incurred in connection with its due diligence investigation of the Property (including, without limitation, attorneys' fees), up to a maximum of $150,000, in the aggregate.

Rent. The total amount of base or fixed rent, overage rent (including, without limitation, rent tax (if any), percentage rents, consumer price index escalation payments and other similar rental payments in excess of fixed, minimum and base rents under the Leases), estimated payments of taxes and operating expenses and other amounts under the Leases.

Required Cure Matters. As defined in Section 5.1.

Security Deposits. Any and all security deposits required to be held by Seller pursuant to the terms of the Leases, excluding the security deposit applied and retained by Seller under the TK Lease.

Seller Diligence Deliveries. Seller's existing plans and specifications for the Building, if any and to the extent in Seller's or its property manager's possession or control, any environmental reports prepared by third parties and in Seller's possession, copies of warranties in effect at the Property, including roof warranties, in Seller's possession or control, plans and specifications for any planned major capital repairs or tenant improvements, Seller's Existing Survey of the Property, the Leases, the Guaranties, the Service Contracts, the Commission Agreements, a rent roll, historical operating statements for 2012, 2013 and year to date, current account receivables report, current delinquency report, CAM/RE tax reconciliation (most recent) and any other materials delivered to or made available to Buyer by Seller.

Service Contracts. All of the assignable service contracts, equipment, labor or material contracts, maintenance or repair contracts or other agreements that are in force and effect and affect the Property or the operation, repair or maintenance thereof that are (1) listed as service contracts on Exhibit, or (ii) executed or amended by Seller after the Contract Date in compliance with the provisions of Section 8 of this Agreement.

Shopping Center. That certain shopping center commonly known as The Shops at West End, located on the Land.

Survey. The Existing Survey and any updates of the Existing Survey or new survey of the Property that Buyer elects to obtain.

Tax Refund. As defined in Section 4.2.2 (i).

Tenant or Tenants. Each tenant that has executed a Lease.

Tenant Estoppel Certificate. An estoppel certificate executed by a Tenant substantially in the form attached hereto as Exhibit M or the form required by the particular Tenant's Lease.

Tenant Inducement Costs. All (i) costs and expenses incurred to construct and install any tenant improvements (including, without limitation, any base building improvements required in connection therewith) as required with respect to the current term of the Leases (including, without limitation, any demolition and demising work), (ii) tenant allowances required to be paid by the landlord with respect to the current term of the Leases, (iii) lease buyout and relocation costs required to be paid by the landlord with respect to the current term of the Leases, (iv) brokerage commissions required to be paid by the landlord with respect to the current term of the Leases, and (v) all other similar inducements; provided, however, Tenant Inducement Costs shall not include free rent, which shall be credited to Buyer as set forth in Section 4.2.11. For purposes hereof "current term of the Leases" includes any extension term under the Leases provided such extension was entered into or exercised prior to the Contract Date.

Title Commitment. Title commitment(s) issued by the Title Insurer for an owner's policy of title insurance (in the form most recently adopted by ALTA) in the amount of the Purchase Price, covering title to the Property.

Title Insurer. First American Title Insurance Company, Chicago National Commercial Services Division, 30 North LaSalle Street, Suite 2700, Chicago, Illinois 60602, Attn: Steve Zellinger.

Toby Keith. As defined in Section 18.19.

TK Escrow Agreement. That certain TK Escrow Agreement of even date herewith among Seller, Buyer and Escrow Agent substantially in the form of the Escrow Agreement, but modified to incorporate the terms set forth in Section 18.19 hereof.

TK Lease. As defined in Section 18.19.

Vendor or Vendors. Each vendor or broker with whom Seller has executed a Service Contract or Commission Agreement.

1.2                        Exhibits. Attached hereto and forming an integral part of this Agreement are the following exhibits, all of which are incorporated into this Agreement as fully as if the contents thereof were set out in full herein at each point of reference thereto:

Exhibit A - Legal Description of Land

Exhibit B - Escrow Agreement

Exhibit C - Bill of Sale

Exhibit D - Lease Exhibit

Exhibit E Disclosure Schedule

Exhibit F - Form of Deed

Exhibit G - Non-Foreign Certificate

Exhibit H - Notice to Tenants

Exhibit I - Assignment and Assumption Agreement

Exhibit J - List of Service Contracts

Exhibit K - List of Commission Agreements

Exhibit L - Notice to Vendors

Exhibit M - Form of Tenant Estoppel Certificate

Exhibit N - N/A

Exhibit 0 - List of Personal Property

Exhibit P — N/A

Exhibit Q — Tenant Inducement Costs

Exhibit R — Form of CCR Estoppel Letter

Exhibit S — Form of Audit Letter

Exhibit T — Terms of Mode Lease

Exhibit U— Form of Owner's Affidavit

Exhibit V—Protected Tenant List

Section 2.          Purchase and Sale. Subject to and in accordance with the terms and provisions of this Agreement, Seller agrees to sell and Buyer agrees to purchase the Property. In connection therewith and subject to and in accordance with the terms and provisions of this Agreement, Seller shall also (a) convey to Buyer the Personal Property pursuant to the terms of the Bill of Sale, and (b) assign to Buyer, and Buyer shall assume pursuant to the Assignment, the Leases, Guaranties, the Service Contracts that Buyer has elected to assume (as designated on Exhibit J hereto), Commission Agreements (as well as the other property described in the Assignment), and all other rights and obligations to be assigned by Seller and assumed by Buyer hereunder pursuant to the terms of this Agreement. At Closing, any Service Contracts that Buyer has elected not to assume shall be terminated by Seller (Buyer acknowledging, however, that the effective date of termination of such terminated service contracts may be up to thirty days after Closing).

Section 3.          Earnest Money.

3.1           Earnest Money. Within two (2) Business Days after the date this Agreement is executed, Buyer shall deposit Two Million and 00/100 Dollars ($2,000,000.00) with Escrow Agent (the "Earnest Money"). If Buyer does not terminate this Agreement prior to the Inspection Date, within two (2) Business Days after the Inspection Date, Buyer shall deposit an additional Three Million and 00/100 Dollars ($3,000,000.00), which, along with the prior deposit, shall, once deposited also be held as the Earnest Money. The Earnest Money, together with any interest or other income earned thereon, shall be held, invested and disbursed pursuant to the respective terms and provisions hereof.

3.2           Disbursement. The Earnest Money shall be disbursed by Escrow Agent at least one (I) Business Day prior to the Closing Date in United States dollars, by Federal Reserve System wire transfer to Title Insurer, to ensure that Title Insurer has all proceeds required to consummate the Closing, unless otherwise disbursed pursuant to this Agreement. Upon receipt of the Earnest Money by Title Insurer, Title Insurer shall hold in escrow and disburse the Earnest Money pursuant to the terms hereof otherwise applicable to the Escrow Agent. Whenever the Earnest Money is by the terms hereof to be disbursed by Escrow Agent, Seller and Buyer agree promptly to execute and deliver such notice or notices as shall be reasonably necessary to authorize Escrow Agent to make such disbursement. Notwithstanding the foregoing, if Buyer terminates this Agreement on or prior to the Inspection Date, the Earnest Money shall be disbursed at Buyer's sole direction.

Section 4.          Purchase Price.

4.1           Purchase Price. The Purchase Price, as adjusted by the prorations provided in Section 4.2 hereof and less the Earnest Money timely received by the Title Insurer shall be paid by Buyer to Seller through escrow with the Title Insurer at the Closing in United States dollars, by Federal Reserve System wire transfer or other immediately available funds and upon Closing shall be disbursed by Title Insurer to an account or accounts designated in writing by Seller prior to the Closing.

4.2           Prorations. At the Closing, Buyer and Seller shall prorate all items of income and expense relating to the Property based upon Buyer's and Seller's respective periods of ownership for the calendar year in which the Closing occurs, with Buyer treated as the owner of the Property on the Closing Date, including, without limitation:

4.2.1           Rents.

(i)          Closing. Except as provided in subparagraph (ii) below, Seller shall pay or credit to Buyer (with respect to periods from and after the Closing Date), if, as and when the same shall be received: (A) all Rent paid by Tenants under the Leases for the calendar month in which the Closing occurs, prorated for the number of days during such calendar month from, including and after the Closing, and (B) all prepaid and overpaid Rents of all Tenants under the Leases.

(ii)         Post-Closing. After the Closing, Buyer shall make diligent good faith efforts to collect all unpaid Rents for any period prior to the Closing, at no cost or expense to Buyer, provided that Buyer shall have no obligation to institute litigation, terminate any Leases or dispossess any Tenants in connection with any such collections except as otherwise expressly provided in this Agreement. Any Rents due and owing Seller before the Closing Date by Tenants under the Leases that are unpaid at the Closing, are herein called "Delinquent Rents". There shall he no cash credit to Seller at Closing on account of any Delinquent Rents, but, following Closing, rental and other payments received by Buyer or Seller from Tenants, unless otherwise expressly provided in this Agreement, shall be first applied toward the payment of rent and other charges then currently owed to Buyer, and second such Rents shall be applied toward the payment of Delinquent Rents. Seller shall have and reserves the right to pursue any remedy against any Tenant owing Delinquent Rents, provided that Seller shall in no event institute any proceeding for the purpose of evicting or dispossessing a Tenant from the Property or terminating any of the Leases, and Seller shall not commence any action in a court of law to collect the Delinquent Rents (provided, however, the foregoing shall not be deemed to limit Seller's right to engage a collection agency otherwise limit the actions of such collection agency beyond the remedy limits set forth above). In connection with the foregoing, Buyer shall, at no cost or expense to Buyer, reasonably cooperate with Seller in any collection efforts hereunder. Buyer may not waive any Delinquent Rents nor modify a Lease so as to reduce or otherwise affect amounts owed thereunder for any period in which Seller is entitled to receive a share of charges or amounts (other than in the ordinary course of business in connection with any reconciliation of operating expenses and/or taxes under the Leases or any audit thereof) without first obtaining Seller's written consent, which consent may be given or withheld in Seller's sole and absolute discretion. Notwithstanding the foregoing, Buyer may, by written notice to Seller, restrict Seller from collecting such Delinquent Rents, but only if Buyer first pays Seller such Delinquent Rents in exchange for Seller's assignment to Buyer of all of Seller's rights and causes of action with respect thereto. Except as otherwise set forth herein with respect to Delinquent Rents, after the Closing, Seller shall deliver promptly to Buyer any Rents Seller receives from Tenants for any period after the Closing. Buyer's obligation hereunder shall survive the Closing.

4.2.2           Real Estate Taxes. All real estate taxes and assessments affecting the Property (collectively, "Tax") becoming due and payable in the year in which the Closing occurs shall be prorated between Buyer and Seller to the Closing Date. As of the Closing Date, if the Tax bill is not available for the year of Closing, the proration of Tax shall be based upon the most recently issued Tax bill. Promptly after the new Tax bill is issued, the Tax shall be reprorated pursuant to Section 4.2.10 below, and any discrepancy resulting from such reproration and any errors shall be promptly corrected by the parties. Notwithstanding the foregoing, if Tenants pay Tax directly to the taxing authority, the portion of the Tax paid directly by the Tenant to the taxing authority shall not be prorated. Buyer shall pay all Tax due and payable after Closing and reconciliations with Tenants shall be the responsibility of Buyer post-Closing pursuant to Section 4.2.10 below. In no event shall Seller be charged with or be responsible for any increase in the Tax on the Property resulting from the sale of the Property or from any improvements made or leases entered into on or after the Closing Date. If any portion of any assessments against the Property other than Tax that are and have been paid by Seller with respect to the Property at or prior to the Closing, determined on a cash (rather than accrual) basis relate to any time including or after the Closing Date, Buyer shall pay to Seller at the Closing the amount of such other assessments paid prorated for the number of days, from, including and after the Closing. Any appeal of the Tax for calendar year 2014 shall be in Buyer's sole discretion and at Buyer's sole cost following Closing. Seller hereby agrees, at no cost to Seller, to cooperate reasonably with Buyer in connection with any appeal of the Tax for calendar year 2014.

(i)          Tax Refunds. All refunds of Tax received by Seller or Buyer after the Closing with respect to the Property ("Tax Refund") shall be applied (A) first, to Buyer, to the extent of third party expenses incurred by Buyer in protesting and obtaining such Tax Refund, (B) second, to Buyer to the extent that such Tax Refund is required to be paid to (or credited against other amounts payable by) the Tenants under the Leases, and (C) third, (x) to Seller if such Tax Refund is for any period which ends before the Closing Date (and is not required to be refunded to Tenants) and (y) to Buyer if such Tax Refund is for any period which commences on or after the Closing Date. If Seller or Buyer receives any Tax Refund, then each shall notify the other party and thereafter retain or pay such amounts (or portions thereof) in order that such payments are applied in the manner set forth in this Subsection.

(ii)         Installments. To the extent that Tax includes special assessments or installments of special assessments, for the purpose of this Section 4.2.2, Seller's prorated portion of such assessments shall be determined assuming payment over the longest period of time permitted by the applicable taxing authorities.

4.2.3           Utilities. At the Closing, all utilities, including, without limitation, telephone, steam, electricity and gas shall be prorated between Buyer and Seller on the basis of the most recently issued bills therefor, subject to adjustment after the Closing when the actual bills are available, or if current meter readings are available, on the basis of such readings. Notwithstanding the foregoing, at or promptly following the Closing, Buyer shall deliver written notice to each of the utility companies (with copies thereof to Seller) providing services to the Property, advising such utility companies of the transfer of the Property, and shall make appropriate arrangements with such utility companies to deliver all future bills for services to Buyer, provided, however, the Buyer hereby acknowledges that, notwithstanding anything to the contrary, telephone service and lines to the Property that are in the name of the Seller will be terminated within ten (10) days after the Closing Date; accordingly, Buyer agrees that Buyer will arrange for such service to be connected in the Buyer's name at Buyer's sole cost and expense, and that failure to arrange such services prior to the termination of Seller's service shall be at Buyer's peril.

4.2.4           Service Contracts. With respect to the Service Contracts that are not required to be terminated by Seller hereunder, at the Closing (i) Seller shall pay or grant to Buyer as a credit against the Purchase Price the amount of accrued and unpaid charges for services rendered before the Closing Date prorated on a per diem basis, and (ii) Buyer shall pay or grant to Seller a credit in the amount of prepaid charges for services rendered from, including and after the Closing Date prorated on a per diem basis.

4.2.5           Security Deposits. Buyer shall receive a credit (or Seller shall pay to Buyer) at Closing in an amount equal to the total amount of refundable cash Security Deposits shown in the Lease(s) less portions thereof which were applied by Seller pursuant to the terms of the applicable Leases(s).

4.2.6           Reciprocal Easement Agreements. If the Property is subject to reciprocal easement agreements or similar agreements whereby expenses are shared by the parties thereto, then at the Closing (a) if such expenses are payable after the Closing Date for a period before the Closing Date, Seller shall pay to Buyer an amount equal to the amount of such expenses allocated to the period before the Closing Date, prorated on a per diem basis, and (b) if such expenses were paid before the Closing Date for a period from, including and after the Closing Date, Buyer shall pay to Seller an amount equal to the amount of such expenses reasonably allocated to the period from, including and after the Closing Date, prorated on a per diem basis. Seller shall request. and use good faith diligent efforts to obtain, a declaration estoppel certificate addressed to Buyer and otherwise in substantially the form attached hereto as Exhibit R from each "approving party", "declarant" or other "owner" under any reciprocal easement agreements or similar agreements.

4.2.7           Deposits. Deposits with telephone and other utility companies, and any other persons or entities who supply goods or services in connection with the Property if the same are assigned to Buyer at the Closing, which shall be credited in their entirety to Seller.

4.2.8           Miscellaneous Prepaid Items. Any prepaid items, including, without limitation, fees for licenses which are transferred to Buyer at the Closing and annual permit and inspection fees shall be prorated to the Closing Date and Buyer shall pay to Seller an amount equal to the amount of such items reasonably allocated to the period from, including and after the Closing Date, prorated on a per diem basis.

4.2.9           Other. Such other items as are customarily apportioned between sellers and purchasers of real properties of a type similar to the Property and located in the State of Minnesota.

4.2.10         Final Reconciliation. The amount of payments by Seller or Buyer under this Section 4.2 may have been based on estimates of applicable amounts. Except as otherwise expressly provided herein, if any payments by Seller or Buyer at the Closing under this Section 4.2 are based on estimates, then, when the actual amounts are finally determined, Seller and Buyer shall recalculate the amounts that would have been paid at the Closing based on such actual amounts, and Seller or Buyer, as the case may be, shall make an appropriate payment to the other based on such recalculation such that each party is made whole; provided, however, that neither party shall have the right to request apportionment or reapportionment after the one (1) year anniversary of the Closing Date. Without limiting the foregoing, on or before April 30, 2015, Buyer shall prepare reconciliation statements for operating expenses, common area fees and other additional rent billed to Tenants for the calendar year in which the Closing occurs (the "Tenant Contributions"), and, if the actual amounts vary from the amounts collected for Tenant Contributions, there shall be a reproration between Buyer and Seller as to the Tenant Contributions. Seller and Buyer covenant to provide the other party with any information reasonably necessary to finalize such calculation and reconciliation. Such reproration shall not be made on the basis of a per diem method of allocation, but shall instead be apportioned between Seller and Buyer on the basis of the relative share of actual expenses in question paid by Seller and Buyer during the calendar year in question.

4.2.11         Leasing Costs. Buyer shall be responsible for (and shall reimburse Seller at Closing for any amounts expended by Seller for) (i) leasing commissions and tenant improvement costs in connection with any extension or renewal of the term of a Lease exercised after the Contract Date but before Closing in compliance with the provisions of Section 8 of this Agreement (including without limitation, payment of the JR Anderson Commission), to the extent the term thereof is for periods from, including and after the Closing Date and the commission obligations and tenant improvement costs are set forth in the applicable Leases and/or Commission Agreements or otherwise disclosed in writing to Buyer by Seller prior to the Inspection Date, (ii) leasing commissions and tenant improvement costs in connection with any new lease or Lease amendment executed by Seller after the Contract Date but before Closing in compliance with the provisions of Section 8 of this Agreement (including without limitation, payment of the JR Anderson Commission), to the extent the term thereof is for periods from, including and after the Closing Date; and (iii) the JR Anderson Commission for leases (including new leases, renewals, extensions or expansions) entered into by Buyer or its successors or assigns within ninety (90) days after the Closing Date with tenants which Seller, Jeffrey R. Anderson Real Estate, Inc., or their affiliates procured as prospects for the subject leased premises and which Seller, Jeffrey R. Anderson Real Estate, Inc., or other affiliates exchanged bona fide written proposals to lease such premises prior to Closing. Exhibit V is a listing of all tenant prospects described in the immediately preceding clause (iii) (each a "Protected Tenant") (the "Protected Tenant List"). Seller shall provide Buyer with an updated Protected Tenant List no later than the date that is three (3) Business Days prior to Closing along with a copy of the bona fide written proposals exchanged by the proposed Tenant and Jeffrey R. Anderson Real Estate, Inc., or its affiliates. Exhibit O is a schedule showing all Tenant Inducement Costs under the Leases. To the extent Seller has not paid, on or before Closing, all Tenant Inducement Costs relating to Leases in effect as of the Contract Date, Buyer shall receive a credit at Closing for all such unpaid Tenant Inducement Costs and thereafter, Buyer shall pay such costs. Without limiting the foregoing, Seller and Buyer agree that at Closing, Buyer shall receive a credit in the amount of the then remaining free rent under the Leases identified in the attached Exhibit D-1 in the amount set forth in Exhibit D-1.

4.2.12         Closing Costs. Buyer shall pay: (a) the cost of any updates to the Existing Survey or any new survey obtained by Buyer, and reimburse Seller for the cost of the Existing Survey in the amount of Four Thousand One Hundred Eighty Dollars ($4,180.00), (b) the cost of any title insurance policies and title policy endorsements (other than those required for Seller to clear title matters which are its responsibility) (whether for owner's or lender's policies), (c) all Escrow Agent charges, (d) except for documentary stamps, all other costs associated with the recording of the Deed and any encumbrances Buyer places on the Property at Closing, (e) all costs of Buyer's due diligence, and (f) any other due diligence costs not expressly required to be paid by Seller pursuant to this Agreement. Seller shall pay: (w) state and county transfer and deed taxes and documentary stamps on the Deed, (x) costs for endorsements for title clearance matters that are Seller's obligation, (y) any insured closing fee charged by the Title Insurer, and (z) the cost of the Existing ESA. Each party shall pay its own attorneys. Brokerage commissions shall be paid as set forth in Section 15. The obligations of the parties to pay the foregoing costs and expenses shall survive the termination of this Agreement.

4.2.13         Survival. The provisions of this Section 4.2 shall survive the Closing.

Section 5.          Title and Survey

5.1           Seller heretofore delivered to Buyer the Existing Survey and the updated Title Commitment, including all underlying title documents raised therein. Buyer shall have until the Inspection Date to (i) examine title to the Property and the Survey, (ii) determine whether Buyer will be able to obtain any endorsements it desires and (iii) to give written notice to Seller of any objections that Buyer may have to title or the Survey (the "Title Objection Notice"), provided, however, Buyer shall have no right to object to any matters of title which constitute Permitted Title Exceptions. If Buyer shall fail to timely deliver the Title Objection Notice, Buyer shall be deemed to have waived such right to object to any title exceptions or defects (other than any Required Cure Matters (as hereinafter defined)). If Buyer does timely deliver the Title Objection Notice to Seller, Seller shall elect, by written notice delivered to Buyer within five (5) Business Days following Seller's receipt of the Title Objection Notice to either endeavor to cure or satisfy any particular objection(s) at or prior to Closing or not to so cure or satisfy any particular title objection(s) (the "Title Response Notice"). Notwithstanding anything to the contrary contained in this Agreement, Seller, in its sole discretion, shall have the right to adjourn the Closing for a period not to exceed thirty (30) days, in order to undertake to cure or satisfy any particular objection(s) raised by Buyer in the Title Objection Notice, provided, however, that Seller shall notify Buyer, in writing, at least five (5) Business Days prior to the scheduled Closing Date, of its election to so adjourn the Closing. To the extent Seller shall fail to deliver the Title Response Notice to Buyer within the time required therefor or shall elect not to cure any particular title objection(s) by Closing, then Buyer may elect, by written notice to Seller within five (5) Business Days after delivery of the Title Response Notice or Seller's failure to timely deliver the Title Response Notice, either to (a) terminate this Agreement, in which case the Earnest Money shall be returned to Buyer by Escrow Agent and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination, or (b) waive its objections hereunder and proceed with the transaction pursuant to the remaining terms and conditions of this Agreement, without any reduction in the Purchase Price. Except for Required Cure Matters, Seller shall not be required to cure any matter objected to by Buyer. If Buyer fails to so give Seller notice of its election within the timeframe required therefor, Buyer shall be deemed to have elected the option contained in subpart (b) above. If Seller does so reasonably cure or satisfy, or undertake to reasonably cure or satisfy, such objection to the satisfaction of Buyer, then this Agreement shall continue in full force and effect. Buyer shall have the right at any time to waive any objections that it may have made and, thereby, to preserve this Agreement in full force and effect. As used herein "Required Cure Matters" means those monetary liens which are: (i) liens resulting from a judgment against the Seller, (ii) liens relating to financing or debt of the Seller, (iii) mechanic's liens relating to work for which Seller (or an affiliate of Seller) has contracted to perform and, and (iv) delinquent tax liens against the Seller.

The foregoing procedures for making and responding to objections to title exceptions and survey matters shall also apply with respect to any objections to title exceptions (other than Permitted Title Exceptions) which first appear on updates of the Title Commitment received by Buyer after the date of the Title Objection Notice (and Buyer shall promptly provide Seller with copies of any updated Title Commitments and Schedule B items first shown in such updated commitments) or any survey matters that did not exist as of the date of the Title Objection Notice (other than Permitted Title Exceptions), except that all such objections must be made on or before the earlier of five (5) Business Days after Buyer becomes aware of such title exceptions or survey matters or the Closing Date, and all agreements to cure and termination rights relating thereto must be made or exercised, as applicable, on or before the earlier of the lime periods provided in the previous paragraph or the Closing Date (subject to Seller's right to adjourn the Closing as hereinabove provided).

If, on the Closing Date, there are any liens or encumbrances that Seller elects or is required to discharge under this Agreement, Seller shall have the right (but not the obligation) to either (i) arrange for affirmative title insurance or special endorsements insuring against enforcement of such liens or encumbrances against, or collection of the same out of, the Property, the form and content of which are subject to the reasonable approval of Buyer, which approval may be withheld by Buyer in its sole but reasonable discretion, or (ii) use any portion of the Purchase Price to pay and discharge the same, either by way of payment or by alternative manner reasonably satisfactory to the Title Insurer,

If, on the Closing Date, Seller fails to satisfy any valid title objections that it has expressly agreed to satisfy or any Required Cure Matters, then, at the option of Buyer, Buyer may (x) terminate this Agreement, in which event the Earnest Money shall be refunded to Buyer promptly upon request, Seller shall reimburse Buyer for the Pursuit Costs promptly following Seller's receipt of reasonable evidence thereof, and all rights and obligations of the parties hereunder shall expire (except for those which expressly survive such termination) and this Agreement shall become null and void or (y) waive such satisfaction and performance and elect to close, and all objections so waived shall thereafter constitute Permitted Title Exceptions.

Section 6.          Buyer's Inspection.

6.1           Document Inspection. Buyer and Seller acknowledge that Buyer shall review and inspect the Seller Diligence Deliveries and any other documents provided or made available by Seller or obtained by Buyer. Except as otherwise expressly provided herein and in the closing documents, Seller makes no representation or warranty as to the truth, accuracy or completeness of the Seller Diligence Deliveries or any other studies, documents, reports or other information provided to Buyer by Seller.

6.2           Physical Inspection. Subject to the Leases, any restrictions of record and applicable laws, Buyer and its agents shall have the right, from time to time for so long as this Agreement remains in effect, during normal business hours, to enter upon the Property to examine the same and the condition thereof, and to conduct such surveys and to make such engineering and other inspections, tests and studies as Buyer shall determine to be reasonably necessary, all at Buyer's sole cost and expense, including, without limitation, a Phase I environmental report and a roof survey and report. Notwithstanding the foregoing, Buyer shall not conduct or allow any physically intrusive testing of, on or under the Property, without Seller's consent, which consent can be withheld in Seller's sole discretion. Buyer agrees to give Seller reasonable advance written notice of such examinations or surveys and to conduct such examinations or surveys during normal business hours to the extent practicable. Buyer agrees to conduct all examinations and surveys of the Property in accordance with all applicable laws and in a manner that will not interfere in any material respect with the operations of Seller or Tenants thereon and will not knowingly harm or damage the Property or cause any claim adverse to Seller or any Tenant, and agrees to repair or restore the Property to its condition prior to any such examinations or surveys immediately after conducting the same, reasonable wear and tear excepted. Buyer shall not make any on-site contact with any current or prior Tenants concerning the Property without Seller's prior consent, which shall not be unreasonably withheld, conditioned or delayed, and Seller shall have the right to be present during any such contacts, provided that the unavailability of a representative of Seller shall not be a basis to delay or hinder an on-site contact by Buyer. Except for the negligence or willful misconduct of Seller and its agents, employees and contractors, and except to the extent of any claims resulting from Buyer's mere discovery of any existing conditions at the Property (including any diminution of value of the Property resulting from such discovery), Buyer hereby indemnifies and holds Seller and any agent, advisor, representative, affiliate, employee, director, partner, member, beneficiary, investor, servant, shareholder, subsidiary, trustee or other person or entity acting on Seller's behalf or otherwise related to or affiliated with Seller (collectively, "Seller Related Parties") harmless from and against any claims for injury or death to persons, damage to property or other losses, damages or claims, including, without limitation, claims of any tenant(s) then in possession, and including, without limitation, in each instance, reasonable attorneys' fees and litigation costs, arising out of (i) the entry on the Property by or any action of, any person or firm entering the Property on Buyer's behalf as aforesaid or, (ii) any breach by Buyer of its obligations under this Section, or (iii) any liens caused by or on behalf of Buyer, which indemnity shall survive the Closing and any termination of this Agreement. Prior to, and as a condition to any entry on the Property by Buyer or its agents for the purposes set forth in this Section 6.2, Buyer shall deliver to Seller a certificate of insurance evidencing commercial general liability coverage (including coverage for contractual indemnities) with a combined single limit of at least $2,000,000.00 and excess umbrella coverage for bodily injury and property damage in the amount of $5,000,000.00, in a form reasonably acceptable to Seller, covering any activity, accident or damage arising in connection with Buyer or agents of Buyer on the Property, and naming Seller, as an additional insured.

6.3           Formal Inspection Period. Buyer's obligation to close under this Agreement is subject to and conditioned upon Buyer's investigation and study of and satisfaction with the Property as set forth in this Section 6. Buyer shall have until 5:00 p.m. E.S.T. on the Inspection Date in which to make such investigations and studies with respect to the Property as Buyer deems appropriate and to terminate this Agreement, by written notice delivered to Seller, if Buyer is not, for any reason, in Buyer's sole and absolute discretion, satisfied with the Property, in which case the Earnest Money shall be returned to Buyer and neither party shall have any further obligations hereunder except for those obligations of Buyer set forth in Sections 6.2 and 6.4. If Buyer fails to deliver written notice to Seller of its election to terminate this Agreement on or before 5:00 p.m. E.S.T. on the Inspection Date, then Buyer's termination rights under this Section 6 shall be deemed to have been waived by Buyer, the Earnest Money shall be non-refundable, except as otherwise expressly set forth in this Agreement, and the parties shall proceed with the transaction pursuant to the remaining terms and conditions of this Agreement.

6.4           Confidentiality. Buyer and its representatives shall hold in confidence all non-public data and information relating to the Property, the Leases, the Tenants or the Seller or its or their business, whether obtained before or after the execution and delivery of this Agreement (including without limitation, all documents, data and information provided by or on behalf of Seller as part of the Seller Diligence Deliveries). Notwithstanding the foregoing, Buyer may disclose confidential information (i) to its respective consultants, investors, lenders, appraisers, attorneys, accountants, advisers, and affiliates (collectively, "Buyer Related Parties"), provided Buyer shall advise such parties of the confidential nature of such information and that such parties are required to maintain the confidentiality thereof, (ii) to the extent Buyer is required to disclose the same pursuant to a court order, applicable laws (including making such public statements or filings as may be required under any regulations of the U.S. Securities and Exchange Commission applicable to Buyer or its affiliates), or (iii) to the extent necessary to disclose in the context of a legal dispute between Buyer and Seller. Buyer and the Buyer Related Parties shall not be obligated to keep confidential any information that (1) is already in the public domain, (2) is or becomes generally available to the public other than as a result of a disclosure by one of the Buyer Related Parties or by Buyer, or (3) is or becomes available to Buyer on a non-confidential basis from a source other than Seller who, to Buyer's knowledge, is not subject to a confidentiality agreement with, or other obligation of secrecy to, Seller prohibiting such disclosure. Buyer shall indemnify and hold harmless Seller from and against any claim, liability, cost or expense, including without limitation reasonable attorneys' fees, incurred by Seller solely and directly as a result of any disclosure by a Buyer Related Party in violation of the terms of this Section 6.4, which may be asserted against Seller by any Tenant. In the event of a breach or threatened breach by Buyer or its representatives of this Section 6.4, Seller shall be entitled to all remedies available hereunder, at law or in equity. Buyer acknowledges that Seller's remedies at law are insufficient to redress a breach or threatened breach of this Section 6.4 and accordingly, Seller shall have the right of specific performance and injunctive relief to enforce Buyer's obligations hereunder. Nothing in this Agreement shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach of this Section 6.4. The provisions of this Section 6.4 shall survive any termination of this Agreement.

Section 7.          Representations and Warranties.

7.1           Seller's Representations. As of the Contract Date, Seller hereby represents and warrants to Buyer that the following statements are true except as may otherwise be disclosed on Exhibit E:

7.1.1           Lease Exhibit. There are no leases or other occupancy agreements (including any amendments and modifications thereto) affecting the Property other than as identified in the Lease Exhibit and the new leases entered into by Seller in accordance with this Agreement. Seller has provided to Buyer true, correct and complete copies of all Leases. Seller shall provide an updated version of the Lease Exhibit to Buyer as an exhibit to the Assignment. Seller has not entered into any Lease concerning the Property except with the Tenants disclosed on the Lease Exhibit. Seller has not delivered any notice of default to a Tenant that remains uncured except as set Forth on the Disclosure Schedule. Seller has not received any written notice of default from a Tenant in accordance with the terms of such Tenant's Lease with respect to any default by Seller thereunder that remains uncured, and Seller is not currently and actually aware of any default by Seller or a Tenant under a Lease which remains uncured, except as set forth on the Disclosure Schedule. To the best of Seller's knowledge, there are no grounds for any claim of a landlord default pursuant to the TK Lease.

7.1.2           Agreements. Neither Seller nor any of its affiliates has entered into or is a party to any management agreements, equipment, labor or material contracts, maintenance or repair contracts or other agreements for provision of services or supplies, or other contract which will be binding on Buyer or the Property after the Closing except for the Service Contracts (to the extent assumed by Buyer or during any period prior to the effective date of termination if not assumed by Buyer), the Leases, matters of record and the Commission Agreements (in accordance with this Agreement). Seller has not entered into any leasing commission agreements that have outstanding obligations for payment of commissions by the landlord that shall be binding on Buyer except for the Commission Agreements. Seller has provided to Buyer true, correct and complete copies of all Service Contracts.

7.1.3           No Litigation. Seller has received no written notice of any actual, pending or threatened litigation, suit, action or proceeding by any organization, person, individual or governmental agency against Seller with respect to the Property or against the Property as of the date of this Agreement.

7.1.4           Authority. Seller is a duly organized and validly formed limited liability company under and is in good standing under the laws of the State of Indiana, is qualified to do business in the state in which the Property is located and is not subject to any involuntary proceeding for dissolution or liquidation thereof.

7.1.5           Non-Foreign Status. Seller is not a "foreign person" as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended and the Regulations promulgated pursuant thereto.

7.1.6           Authority of Signatories; No Breach of Other Agreements, etc. The execution, delivery of and performance under this Agreement are pursuant to authority validly and duly conferred upon Seller and the signatories hereto. Subject to the terms and conditions of Section 9.2.1 herein, the consummation of the transaction herein contemplated and the compliance by Seller with the terms of this Agreement do not and will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any agreement, arrangement, understanding, accord, document or instrument by which Seller is bound.

7.1.7           OFAC & Executive Order. Seller is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury ("OFAC") and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the "List"), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) not an "Embargoed Person" (as defined below). The term "Embargoed Person" means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder.

7.1.8           No Rights to Purchase. Seller is the sole owner of the Property and, no person, other than Buyer, has any unrecorded right, agreement, commitment, option, right of first refusal or any other agreement, whether oral or written, with respect to the purchase, assignment or transfer of all or any portion of the Property (other than the rights of Tenants to lease portions of the Property, as Tenants only, pursuant to the Leases or the Buyer pursuant to this Agreement). No party other than Seller and Tenants has or claims any unrecorded or undisclosed legal or equitable interest in the Property.

7.1.9           No Violation. Except for that certain Violation Notice dated September 24, 2014 from the City of St. Louis Park, Minnesota (as included in the Seller Diligence Deliveries), which violation shall be cured by Seller prior to Closing, Seller is not aware of and has not received any written notice from any governmental agency alleging violations of any applicable environmental laws, building codes, building or use restrictions, zoning ordinance, rules or regulations relating to Seller or the Property

7.1.10         Tax Appeals. As of the date hereof, there is not currently pending any tax appeal or tax abatement proceeding with respect to the Property filed by or on behalf of Seller.

7.1.11         Condemnation. Seller has not received written notice of any condemnation or eminent domain proceedings pending, nor to Seller's actual knowledge, is any condemnation or eminent domain proceeding threatened, against all or any portion of the Property.

7.1.12         Bankruptcy. Seller has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets; or (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets.

7.1.13         ERISA. Seller is not an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is subject to Title I of ERISA, or a "Plan" as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the "Code") which is subject to Section 4975 of the Code. The assets of Seller do not constitute "plan assets" of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Code. Seller is not a "governmental plan" within the meaning of Section 3(32) of ERISA, and assets of Seller do not constitute plan assets of one or more such plans. The transactions contemplated hereunder involving Seller are not in violation of State statutes applicable to Seller's regulating investments of and fiduciary obligations with respect to governmental plans.

7.1.14         Employees. Seller has no employees of Seller (as opposed to an affiliate of Seller) on-site at the Property.

7.1.15         Personal Property. The Personal Property is free from encumbrances other than the Service Contracts.

7.1.16         Tenant Inducement Costs. There are no brokerage commissions, or finders' fees payable by Seller with respect to the current term of the Leases, and, to Seller's knowledge, no Tenant Inducement Costs payable by Seller with respect to the current term of the Leases, other than those set forth on Exhibit 0 (as such Exhibit may be amended to include any leases identified on Exhibit V hereto that may be executed prior to the Closing Date in compliance with the provisions of Section 8 of this Agreement).

7.1.17     Survival. The representations and warranties of Seller in this Section 7.1 shall survive the Closing for a period of two hundred seventy (270) days.

7.2           Buyer's Representations. As of the Contract Date, Buyer hereby represents and warrants to Seller that the following statements are true:

7.2.1        Authority. Buyer is a duly organized and validly formed limited liability company under and is in good standing under the laws of the State of Delaware, is qualified, or by Closing will be qualified, to do business in the state in which the Property is located and is not subject to any involuntary proceeding for dissolution or liquidation thereof.

7.2.2      Authority of Signatories: No Breach of Other Agreements, etc. The execution, delivery of and performance under this Agreement are pursuant to authority validly and duly conferred upon Buyer and the signatories hereto. To Buyer's knowledge, the consummation of the transaction herein contemplated and the compliance by Buyer with the terms of this Agreement do not and will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any agreement, arrangement, understanding, accord, document or instrument by which Buyer is bound.

7.2.3        OFAC & Executive Order. Buyer is: (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the OFAC and/or on any other List, and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) not an Embargoed Person.

7.2.4       Survival. The representations and warranties of Buyer in this Section 7.2 shall survive the Closing for a period of two hundred seventy (270) days.

7.3            Miscellaneous.

7.3.1           As used herein, the phrase "Seller's knowledge" or any derivation thereof shall mean the actual knowledge of Steven Schnur; provided, however, he shall have no duty to investigate (other than reasonable inquiry of the property manager with responsibility for the management of the Property) the matter to which such actual knowledge, or the absence thereof, pertains. It shall be a condition of Closing that the representations and warranties contained in this Section 7 (the "Closing Date Representations") are true and correct in all material respects at Closing. In the event that Seller or Buyer learns that any of said representations or warranties becomes inaccurate between the Contract Date and the Closing, Seller or Buyer, as applicable, shall immediately notify the other party in writing of such change (a "Notice of Inaccuracy"). The Closing shall be automatically extended up to thirty (30) days in order to allow Seller to cure such change if Seller elects, by written notice delivered to Buyer within five (5) Business Days after Seller's receipt of a Notice of Inaccuracy. In the event Seller so cures such change by the Closing Date (as the same may be extended pursuant to this Section 7.3.1), this Agreement shall remain in full force and effect. II' Seller does not cure such change by the Closing Date (as the same may be extended pursuant to this Section 7.3.1), Buyer may either (a) terminate this Agreement by written notice to Seller, in which case the Earnest Money, together with interest earned thereon, shall be returned to Buyer and the parties shall have no further rights or obligations hereunder, except for those which expressly survive such termination, or (b) waive such right to terminate by proceeding with the transaction pursuant to the remaining terms and conditions of this Agreement without any reduction in the Purchase Price. In the event Buyer elects option (b) in the preceding sentence, the representations and warranties shall be deemed to be automatically amended to reflect said change. In the event that one or more of the Closing Date Representations was not true and correct in all material respects as of the Contract Date, Seller fails to correct such Closing Date Representation within the time periods set forth above, and Buyer terminates this Agreement in accordance with clause (a) above, Seller shall reimburse Buyer for the Pursuit Costs promptly following Seller's receipt of reasonable evidence thereof.

7.3.2           Notwithstanding and without limiting the foregoing, (i) if any of the representations or warranties of Seller that survive Closing contained in this Agreement or in any document or instrument delivered in connection herewith are materially false or inaccurate, or Seller is in material breach or default of any of its obligations under this Agreement, and Buyer nonetheless closes the transactions hereunder and purchases the Property, then Seller shall have no liability or obligation respecting such false or inaccurate representations or warranties or other breach or default (and any cause of action resulting therefrom shall terminate upon the Closing) in the event that either (x) on or prior to Closing, Buyer shall have had actual knowledge of the false or inaccurate representations or warranties or other breach or default, or (y) the accurate state of facts pertinent to such false or inaccurate representations or warranties or other breach or default was contained in any of the information respecting the Property furnished by Seller or otherwise obtained by Buyer.

7.4           Reaffirmation. Subject to the provisions of Section 7.3.1, at Closing, Seller shall be deemed to have reaffirmed that the Closing Date Representations of Seller in this Section 7 are true and correct in all material respects. At Closing, Buyer shall be deemed to have reaffirmed that the representations and warranties of Buyer in this Section 7 are true and correct.

Section 8.          Operations Pending Closing.

8.1             Seller, at its expense, shall use all reasonable and diligent efforts to maintain, repair and operate the Property until the Closing or sooner termination of this Agreement, substantially in its present condition and pursuant to Seller's normal course of business (such as maintenance and repair obligations but not including extraordinary capital expenditures or expenditures not incurred in such normal course of business, unless there is an emergency which necessitates such capital expenditure or it is necessary to comply with applicable leases or laws), subject to ordinary wear and tear, damage by fire or other casualty and condemnation. In addition, Seller shall deliver to Buyer a copy of any written notice of default delivered by Seller to or received from any Tenant from and after the Contract Date and any notices of violations from any applicable governmental authorities.

8.2             Prior to the Inspection Date, Seller may, (a) without Buyer's consent, enter into any new service contract which shall be terminable without penalty within thirty (30) days after Closing or cancel, modify, extend, renew or permit the expiration of any existing Service Contracts which shall be terminable without penalty within thirty (30) days after Closing, or (b) subject to obtaining Buyer's prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, enter into any new lease or any modification, amendment, restatement, termination, or renewal of any existing

Lease or grant any waiver or consent under any Lease. Seller shall promptly deliver a copy of any item in (a) or (b) of the preceding sentence entered into by Seller promptly after its execution thereof but at least three (3) Business Days prior to the Inspection Date. After the Inspection Date, Seller shall not enter into any of the following documents without Buyer's consent, which consent may be withheld in Buyer's sole discretion (provided, that Buyer's consent shall be deemed granted if Buyer does not object in writing within five (5) Business Days after Seller requests such consent from Buyer): (a) contract for service to the Property unless it is terminable without penalty on no more than thirty (30) days written notice (except that Seller may enter into any such contract in response to any condition or event which would endanger the safety or integrity of the Improvements, provided that Buyer shall have no obligation to assume any such contract unless Buyer approves of such contract in writing), or (b) any new lease or any modification, amendment, restatement, termination, renewal, consents or waivers of any Lease except for letters of understanding, certificates, punch lists and other documents that either tenant or landlord is obligated to deliver pursuant to the applicable Lease. Seller shall promptly deliver a copy of any item in (a) or (b) of the preceding sentence entered into by Seller promptly upon its execution of same.

8.3            Intentionally deleted.

8.4            Until the earlier of Closing or the termination of this Agreement, Seller undertakes and agrees as follows:

8.4.1           Except as otherwise expressly provided in this Agreement, Seller shall not voluntarily transfer, sell, assign, encumber, lease, hypothecate or otherwise dispose of any or all of its right, title and interest in and to the Property nor consent to the creation of any easement affecting the Property, during the existence of this Agreement, without the prior consent of Buyer.

8.4.2 Seller shall maintain all of Seller's property and casualty insurance coverage that is in effect with respect to the Property as of the Contract Date of this Agreement through Closing.

Section 9.          Conditions to Closing.

9.1            Buyer's Conditions Precedent. Buyer's obligation to proceed to Closing under this Agreement is subject to the following conditions precedent:

9.1.1           Seller shall have performed and satisfied each and all of Seller's obligations under this Agreement; and

9.1.2           Each and all of Seller's representations and warranties set forth in this Agreement shall be true and correct in all material respects at the Contract Date and each of the Closing Date Representations shall be true and correct in all material respects at the Closing Date.

9.1.3           Intentionally deleted.

9.1.4           Seller shall diligently and in good faith endeavor to obtain and deliver to Buyer no later than five (5) Business Days prior to the Closing estoppel certificates in the form of Exhibit M attached hereto and made a part hereof (or in such form as may be prescribed under any Lease or in the customary form used by any Tenant that is a regional or national retailer) ("Estoppel Certificate"), duly executed by each of the Tenants of the Property, certified to Buyer and dated not more than forty-five (45) days prior to the Closing Date.. Estoppel Certificates that (a) disclose no defaults by Landlord or Tenant and (b) contain no information which is inconsistent with the representations and warranties and due diligence materials provided by Seller (items (a) and (b) being collectively referred to herein as the "Estoppel Requirements") are herein referred to as the "Tenant Executed Estoppels"; provided, however, that the Estoppel Certificate shall not be deemed unacceptable if (a) it contains the qualification by the Tenant of any statement as being to its knowledge, (b) is in material compliance with the requirements relating to such certificates under the Lease and does not contain any more information than the Tenant is required to give in any such certificate pursuant to the Lease (excluding therefrom any requirement that such estoppel include "any other matter reasonably requested by Landlord" or similar "catch-all" provision), or (c) the Estoppel Certificate is not signed by the Guarantor of the Lease. In the event that Seller shall not have obtained Tenant Executed Estoppels from Tenants comprising at least eighty percent (80%) of the leased rentable area of the Property, excluding the leased rentable area of the TK Lease, but which must include, without limitation, Tenant Executed Estoppels from each of the Major Tenants (collectively, the "Required Tenant Executed Estoppels") at the Closing, Buyer shall have the right (but not the obligation ) to terminate this Agreement by delivering written notice as set forth below. Seller agrees to forward any executed Estoppel Certificates received by Seller from a Tenant to Buyer promptly after Seller's receipt of same. Any qualification of any assertion in the Tenant Estoppel Certificate regarding the status of the performance of any of landlord's obligations under the lease that such assertion is made "to Tenant's knowledge" or similar qualification made by a Tenant shall be acceptable. For purposes of determining the leased rentable square feet at the Property, those leases that expire prior to the Closing Date and not renewed, and the square footage of the premises leased under the TK Lease will not be included.

9.1.5           Intentionally deleted.

9.1.6           The Title Insurer shall issue (or be irrevocably committed to issue, subject only to the payment of the premium therefor in accordance with this Agreement) to Buyer an ALTA Owners' Policy of Title Insurance, with extended coverage, showing title to the Property vested in Buyer, in the amount of the Purchase Price, subject only to the Permitted Title Exceptions.

9.1.7            As of the Closing Date, no Major Tenant shall have (a) filed a petition in bankruptcy, (b) been adjudicated insolvent or bankrupt, (c) petitioned a court for the appointment of any receiver of or trustee for it or any substantial part of its property, (d) commenced any proceeding under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, (e) become the subject of an involuntary bankruptcy petition, (f) vacated its leased premises, or (g) had its Lease terminated. There shall not have been commenced and be pending against any Major Tenant any proceeding of the nature described in the first sentence of this subparagraph. No order for relief shall have been entered with respect to any Major Tenant under the Federal Bankruptcy Code.

In the event any of the foregoing conditions are not satisfied prior to or at the Closing, subject to Section 7.3 hereof, Buyer may terminate this Agreement by written notice to Seller and thereafter shall have no obligation to proceed with the Closing, the Earnest Money shall be returned and paid to Buyer and neither party shall have any further obligation hereunder except those which expressly survive the termination of this Agreement. Notwithstanding the foregoing but subject to Sections 11.2 and 11.3 hereinbelow, nothing contained in this Section 9.1 shall waive or diminish any right or remedy Buyer may have for Seller's default or breach of this Agreement.

9.2           Seller's Conditions Precedent. Seller's obligation to proceed to Closing under this Agreement is subject to the following conditions precedent:

9.2.1           Seller receiving all approvals to complete this transaction on or before the dates set forth in Section 18.17 below.

9.2.2           Buyer shall have performed and satisfied each and all of Buyer's obligations under this Agreement and Buyer's representations and warranties hereunder shall be true and correct in all materials respects. In the event this condition is not satisfied on or prior to the Closing Date, Seller shall have no obligation to proceed to Closing and, subject to the terms of Section 11.1 below, if Seller delivers written notice to Buyer that the foregoing condition has not been satisfied, this Agreement shall cease and terminate, the Earnest Money shall be immediately paid to Seller, and neither party shall have any further obligation hereunder except those which expressly survive the termination of this Agreement.

Notwithstanding the foregoing, nothing contained in this Section 9.2 shall waive or diminish any right or remedy Seller may have for Buyer's default or breach of this Agreement.

Section 10.         Closing.

10.1 Time and Place. Provided that all of the conditions set forth in this Agreement are theretofore fully satisfied, waived or performed, the Closing shall be held in escrow through Title Insurer, on or prior to 1:00 p.m. EST on the Closing Date or such other date that is mutually agreeable to Buyer and Seller unless the Closing Date is postponed pursuant to the express terms of this Agreement. Seller and Buyer agree to reasonably cooperate should Buyer determine a postponement of the Closing Date is necessary, but in no event shall the Closing Date be extended beyond December 30, 2014.

10.2 Seller Deliveries. Seller shall obtain and deliver to Buyer or to Title Insurer, as the case may be, at the Closing the following documents (all of which shall be duly executed, and witnessed and/or notarized as necessary):

10.2.1           The Deed, subject to the Permitted Title Exceptions, substantially in the form attached as Exhibit F hereto.

10.2.2           A Non-Foreign Certificate, substantially in the form attached as Exhibit G hereto.

10.2.3           The Assignment.

10.2.4           The Bill of Sale.

10.2.5           A Closing Statement, prepared by Title Insurer, in form and substance satisfactory to Seller (the "Seller's Closing Statement").

10.2.6           An affidavit of title or other affidavit customarily required of sellers by the Title Insurer and reasonably satisfactory to Seller to remove the standard mechanics' liens and parties in possession exceptions from an owner's title insurance policy which are capable of being removed by such an affidavit and a gap indemnity substantially in the form attached hereto as Exhibit U.

10.2.7           Such transfer tax, certificate of value or other similar documents customarily required of sellers in the state and county in which the Property is located.

10.2.8           Such further instructions, documents and information, including, but not limited to a Form 1099-S, as Title Insurer may reasonably request as necessary to consummate the purchase and sale contemplated by this Agreement.

10.2.9           A notice to send to all Tenants substantially in the form attached hereto as Exhibit H. Such notice shall be delivered to Tenants by Buyer post-Closing.

10.2.10 A notice to send to all Vendors substantially in the form attached hereto as Exhibit L.

10.2.11 The Tenant Estoppel Certificates received from Tenants not previously delivered.

10.2.12 Any update to the Protected Tenant List.

10.2.13 Evidence reasonably satisfactory to Buyer and the Title Insurer respecting the due organization of Seller and the due authorization and execution by Seller of this Agreement and the documents required to be delivered hereunder.

10.2.14 An updated certificate of Seller's representations and warranties.

10.2.15 The TK Escrow Agreement, signed by Seller.

10.2.16 Such other documents or instruments that are reasonably necessary to consummate the Closing.

10.3         Buyer Deliveries. Buyer shall deliver to Seller or to Title Insurer, as the case may be, at Closing the following:

10.3.1 The Purchase Price in immediately available funds, subject to the prorations provided for in this Agreement.

10.3.2 The Assignment.

10.3.3 A Closing Statement, prepared by Title Insurer, in form and substance satisfactory to Buyer (the "Buyer's Closing Statement").

10.3.4 Such transfer tax, certificate of value or other similar documents customarily required of purchasers in the county in which the Property is located.

10.3.5 Evidence reasonably satisfactory to Seller and the Title Insurer respecting the due organization of Buyer and the due authorization and execution by Buyer of this Agreement and the documents required to be delivered hereunder.

10.3.6 The TK Escrow Agreement signed by Buyer and Escrow Agent.

10.3.7 Such other documents or instruments that are reasonably necessary to consummate the Closing.

Section 11.         Default and Remedies.

11.1         Buyer's Default. Buyer shall have committed a default hereunder if Buyer commits a default under the terms of this Agreement, which is not cured within five (5) days after written notice thereof from Seller; provided, however, that Buyer will not have the right to cure with respect to its default in failing to deliver the Purchase Price in immediately available funds required under Section 10.3.1. In the event of a default by Buyer under this Section 11.1, Seller may, as Seller's sole and exclusive remedy, elect to terminate this Agreement by providing written notice of its election to terminate to Buyer and Escrow Agent, and the Escrow Agent shall thereafter disburse the Earnest Money to Seller, and Seller shall be entitled to retain the Earnest Money for such default of Buyer, whereupon this Agreement shall terminate and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination. It is hereby agreed that Seller's damages in the event of a default by Buyer hereunder are uncertain and difficult to ascertain, and that the Earnest Money constitutes a reasonable liquidation of such damages and is intended not as a penalty, but as liquidated damages. Notwithstanding the foregoing, nothing contained herein shall waive or diminish any right or remedy Seller may have at law or in equity for Buyer's default or breach of Section 6.2 or Section 6.4 of this Agreement. This provision shall expressly survive the termination of this Agreement. Buyer shall not be liable to Seller for any punitive, speculative, consequential or other damages or any other remedy at law or in equity except in connection with Buyer's indemnification obligations hereunder.

11.2          Seller's Default. Seller shall have committed a default hereunder if Seller commits a default under the terms of this Agreement that is not cured by Seller as provided hereunder. Subject to Section 7.3, in the event of a default by Seller under this Section 11.2, Buyer's sole and exclusive remedies hereunder shall be to either (a) terminate this Agreement, whereupon Buyer will receive a refund of the Earnest Money from Escrow Agent, Seller shall reimburse Buyer for the Pursuit Costs promptly following Seller's receipt of reasonable evidence thereof and neither party hereto shall have any further obligation or liability to the other (except with respect to those provisions of this Agreement which expressly survive the termination hereof), and except as otherwise provided herein, Buyer waives any right or claim to damages for Seller's breach, or (b) seek specific performance of Seller's obligations under this Agreement (but no other action, for damages or otherwise, shall he permitted), and if Buyer prevails, Seller shall reimburse Buyer for all reasonable legal fees, court costs and costs related to such action not to exceed $100,000 under this Agreement, in the aggregate); provided that any action by Buyer for specific performance must be filed, if at all, within ninety (90) days of Seller's default, and the failure to file within such period shall constitute a waiver by Buyer of such right and remedy. If Buyer shall not have filed an action for specific performance within the aforementioned time period or so notified Seller of its election to terminate this Agreement, Buyer's sole remedy shall be to terminate this Agreement in accordance with clause (a) above. Notwithstanding the foregoing, in the event that specific performance is not available as a remedy because Seller (i) conveys fee simple title to all or a portion of the Property to a third party transferee prior to the Closing, or (ii) fails to close the transactions contemplated hereby as a result of an injunction lawfully filed by a third party as a result of a legally binding, currently effective contract executed by Seller prior to the Closing Date, then Buyer shall be entitled to recover from Seller Buyer's actual damages in an amount not to exceed the difference between the Purchase Price hereunder and the purchase price Seller actually receives from such third party transferee.

11.3       Limitation on Liability.

11.3.1           Notwithstanding anything to the contrary contained in this Agreement or any document executed in connection herewith, the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement, collectively (or any document or certificate executed or delivered in connection herewith) shall not exceed $2,000,000.00 in the aggregate (excluding prorations, commissions and attorneys' fees), however, Buyer shall not make any claims in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement, unless such claims in the aggregate exceed $25,000.00.

11.3.2           No shareholder or agent of Seller, nor any Seller Related Parties, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Buyer and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller's assets for the payment of any claim or for any performance, and Buyer, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.

11.3.3           The provisions of this Section 11.3 shall survive the Closing or sooner termination of this Agreement.

11.4         Termination. Intentionally deleted.

Section 12.         Condemnation or Destruction.

12.1         Condemnation. If, prior to the Closing, all or a portion of the Property is subject to a bona fide written threat of Material Condemnation (as hereinafter defined) by a body having the power of eminent domain, or is taken by eminent domain or condemnation, or sale in lieu thereof, then Seller shall promptly give Buyer written notice of such occurrence and the nature and extent of such Material Condemnation. Within ten (10) Business Days after written notification to Buyer of the estimated amount of the condemnation award resulting from a Material Condemnation, as determined by a third party independent contractor, engineer or appraiser selected by Seller, subject to Buyer's reasonable approval (the "Appraiser"), Buyer may elect to terminate this Agreement by written notice to Seller. For purposes hereof, a "Material Condemnation" shall be one which results or would (a) result in damage or loss affecting the Property, collectively, in an amount greater than Two Million Dollars ($2,000,000.00), in the aggregate, as determined by the Appraiser; (b) materially affect access to and/or from the Property, or reduce the number of parking spaces on the Property below the number of parking spaces required under private restrictions or governmental rules, laws or regulations affecting the Property; (c) permit a Tenant to terminate its Lease or (d) the Property will take more than twelve (12) months to be restored to a usable commercial asset as it was prior to the taking. in the event of a Material Condemnation, the Closing Date shall be extended if necessary, if and to the extent necessary to allow Seller to obtain the above described damage estimate from the Appraiser and to provide for said ten (10) Business Day Buyer termination period; provided, however, in no event shall such extension of the Closing Date exceed forty-five (45) days unless otherwise agreed by Seller and Buyer.

12.2         Damage or Destruction. If, prior to the Closing, a Material Casualty (as hereafter defined) shall affect the Property, Seller agrees to promptly give Buyer written notice of such occurrence and the nature and extent of such damage and destruction. Within ten (10) Business Days after written notification to Buyer of the estimated amount of the damages to the Property resulting from a Material Casualty, as determined by the Appraiser, Buyer may elect to terminate this Agreement by written notice to Seller. For purposes hereof, a "Material Casualty" shall be a casualty which: (a) results or would result in damage or loss affecting the Property and the Adjacent Property, collectively, in an amount greater than Two Million Dollars ($2,000,000.00), in the aggregate, as determined by the Appraiser; (b) materially affects access to and/or from the Property, or reduces the number of parking spaces on the Property below the number of parking spaces required under private restrictions or governmental rules, laws or regulations affecting the Property; (c) permits a Tenant to terminate its Lease; (d) will take more than twelve (12) months for the Property to be restored to a usable commercial asset as it was prior to the casualty; or (e) results in an uninsured damage or loss affecting the Property. In the event of a Material Casualty, the Closing Date shall be extended if and to the extent necessary to allow Seller to obtain the above described damage estimate from the Appraiser and to provide for said ten (10) Business Day Buyer termination period; provided, however, in no event shall such extension of the Closing Date exceed forty-five (45) days unless otherwise agreed by Seller and Buyer.

12.3         Termination. If this Agreement is terminated as a result of the provisions of Sections 12.1 or 12.2 hereof, Buyer shall be entitled to receive a refund of the Earnest Money from Escrow Agent, whereupon the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination.

12.4 Awards and Proceeds. if a casualty or condemnation that is not a Material Casualty or a Material Condemnation shall occur and Buyer does not elect to terminate this Agreement following any Material Condemnation or Material Casualty, as provided above, this Agreement shall remain in full force and effect and the conveyance of the Property contemplated herein, less any interest taken by eminent domain or condemnation, or sale in lieu thereof, shall be effected with no further adjustments. Seller shall have no obligation to restore, repair and replace any portion of the Property or any such damage or destruction. At the Closing, Seller shall assign, transfer and set over to Buyer all of Seller's right, title and interest in and to any awards, payments or insurance proceeds and pay Buyer deductibles under such policies, less the amount (x) of all reasonable out-of-pocket costs incurred by Seller in connection with the repair of such damage or destruction or collection costs of Seller respecting any awards or other proceeds for such taking by eminent domain or condemnation and/or (y) attributable to lost rents applicable to any period prior to the Closing Date. Seller will keep Buyer informed and will reasonably cooperate with Buyer regarding any adjustments of a casualty loss.

Section 13.         Assignment by Buyer. Buyer may not assign its rights under this Agreement without Seller's written consent, which consent may be granted or withheld in Seller's sole and absolute discretion. Notwithstanding the foregoing, Buyer may upon two (2) Business Days prior written notice to Seller assign this Agreement to an entity that is owned or controlled by, or under common ownership or control with Buyer, or an entity that is owned or controlled by, or under common ownership or control with, Buyer, or in which Buyer, or an individual or entity, that owns or controls Buyer, or is under common ownership or control with Buyer, is a general partner or managing member, or to ARC WEMPSMN001, LLC, or to American Realty Capital-Retail Centers of America II, Inc. and its affiliates (each an "Approved Assignee"); provided that the Approved Assignee shall assume in writing all of Buyer's obligations hereunder and under the Escrow Agreement pursuant to an assignment and assumption agreement in form and content acceptable to Seller in the exercise of Seller's reasonable judgment and (z) such assignment of this Agreement shall not relieve Buyer of its indemnification obligations hereunder or under the Escrow Agreement.

Section 14.         (Intentionally Omitted).

Section 15.         Brokers and Brokers' Commissions. Buyer and Seller each warrant and represent to the other that neither party has employed a real estate broker or agent in connection with the transaction contemplated hereby, except Eastdil Secured. Provided the transaction contemplated herein closes, Seller shall pay Broker a commission in accordance with the terms of a separate agreement. Each party agrees to indemnify and hold the other harmless from any loss or cost suffered or incurred by it as a result of the other's representation herein being untrue. This Section 15 shall expressly survive the Closing hereunder.

Section 16.         Notices.

Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by hand, by nationally-recognized overnight express delivery service, by U.S. registered or certified mail, return receipt requested, postage prepaid, or electronically by attachment to electronic mail to the addresses set out below, or at such other addresses as are specified by written notice delivered in accordance herewith:

SELLER:

AD West End, LLC
Attn: Jeff Behm
600 E. 96'h Street, Suite 100 Indianapolis, Indiana 46240
with a copy to:	E-mail: Jeff.BehmOdukerealty.conn

AD West End, LLC
Attn: Joseph P. Hawkins
600 E. 961h Street, Suite 100
Indianapolis, Indiana 46240
BUYER:	E-mail: Joe.Hawkins@dukerealty.com

American Realty Capital IV, LLC
Attn: Jesse Galloway and Richard Williamson
405 Park Avenue, 15th Floor New York, New
York 10022 E-mail: jgalloway@arIcap.com
and rwilliamson@rcscapital.com
with a copy to:
Retail Centers of America, Inc.
Attn: Matthew Gallo and Stephen Seitz
2000 McKinney Avenue, Suite 1000
Dallas, Texas 75201
E-mail: mgallo@lpc.com and sseitz@lpc.com
and a copy to:
Condon Thornton Sladek Harrell PLLC
Attn: William L. Sladek
8080 Park Lane, Suite 700
Dallas, Texas 75231
E-mail: bsladek@ctshlaw.com

Such notices shall be deemed received (a) on the date of delivery, if delivered electronically, by hand or overnight express delivery service; or (b) on the date indicated on the return receipt if mailed. if delivered electronically, either party may request original counterparts be delivered by overnight express delivery service. Notices by counsel to a party shall have the same effect as if given by such party.

Section 17.         Disclaimer of Condition.

17.1 Disclaimer; Release. Subject to the express representations of Seller in Section 7.1, elsewhere in this Agreement and in the closing documents, it is understood and agreed that Seller is not making and has not at any time made any warranties or representations of any kind or character, expressed or implied, with respect to the Property or Personal Property, including, but not limited to, any warranties or representations as to habitability, merchantability, fitness for a particular purpose, title (other than Seller's limited warranty of title to be set forth in the Deed), zoning, tax consequences, latent or patent physical or environmental condition, utilities, operating history or projections, valuation, governmental approvals, the compliance of the Property or Personal Property with governmental laws, the truth, accuracy or completeness of the Property or Personal Property documents or any other information provided by or on behalf of Seller to Buyer, or any other matter or thing regarding the Property or Personal Property. Subject to the express representations of Seller in Section 7.1 and elsewhere in this Agreement and contained in the Deed and other closing documents, Buyer acknowledges and agrees that upon Closing, Seller shall sell and convey to Buyer and Buyer shall accept the Property and Personal

Property "AS IS, WHERE IS, WITH ALL FAULTS," except to the extent otherwise expressly provided in this Agreement and in the closing documents. Subject to the express representations of Seller in Section 7.1 and in the closing documents, Buyer has not relied and will not rely on, and Seller is not liable for or bound by, any expressed or implied warranties, guaranties, statements, representations or information pertaining to the Property or Personal Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Property) made or furnished by Seller, the manager of the Property, or any real estate broker or agent representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Buyer represents to Seller that Buyer has conducted, or will conduct prior to Closing, such investigations of the Property and Personal Property, including but not limited to, the physical and environmental conditions thereof, as Buyer deems necessary to satisfy itself as to the condition of the Property and Personal Properly and the existence or nonexistence or curative action to be taken with respect to any hazardous or toxic substances on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set Forth in this Agreement and in the closing documents. Subject to the express representations of Seller in Section 7.1 and contained in the Deed and other closing documents, upon Closing, Buyer shall assume the risk that adverse matters, including but not limited to, construction defects and adverse physical and environmental conditions, may not have been revealed by Buyer's investigations, and Buyer, upon Closing, shall be deemed to have waived, relinquished and released Seller and Seller Related Parties from and against any and all claims, demands, causes of action (including, without limitation, causes of action in tort), losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and court costs) of any and every kind or character, known or unknown, which Buyer or any agent, representative, affiliate, employee, director, officer, partner, member, servant, shareholder or other person or entity acting on Buyer's behalf or otherwise related to or affiliated with Buyer might have asserted or alleged against Seller and/or Seller Related Parties at any time by reason of or arising out of any latent or patent construction defects, physical conditions (including, without limitation, environmental conditions, provided that contribution actions under CERCLA shall be permitted), the Leases and the Tenants, violations of any applicable laws (including, without limitation, any environmental laws) or any and all other acts, omissions, events, circumstances or matters regarding the Property or Personal Property. Except as otherwise provided, Buyer shall not look to Seller or any Seller Related Parties in connection with the foregoing for any redress or relief. The foregoing release shall be given full force and effect according to each of its expressed terms and provisions, including those relating to unknown and unsuspected claims, damages and causes of action.

17.2 Effect and Survival of Disclaimer and Release. Seller and Buyer acknowledge that the compensation to be paid to Seller for the Property (including the Personal Property) reflects that the Property and Personal Property is being sold subject to the provisions of this Section 17, and Seller and Buyer agree that the provisions of this Section 17 shall survive Closing indefinitely.

Section 18.         Miscellaneous.

18.1 Governing Law; Headings; Rules of Construction. This Agreement shall be governed by and construed in accordance with the internal laws of the State in which the Land is located, without reference to the conflict of laws or choice of law provisions thereof. The titles of sections and subsections herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions herein. All references herein to the singular shall include the plural, and vice versa. The parties agree that this Agreement is the result of negotiation by the parties, each of whom was represented by counsel, and thus, this Agreement shall not be construed against the maker thereof.

18.2 No Waiver. Neither the failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party's right to demand exact compliance with the terms hereof.

18.3 Entire Agreement. Except for the Escrow Agreement between Buyer and Seller with respect to the Property, this Agreement contains the entire agreement of the parties hereto with respect to the Property and Personal Property and any other prior understandings or agreements are merged herein and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein or incorporated herein by reference shall be of any force or effect.

18.4 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns (subject to Section I3 above). Exchange of signatures by electronic means shall be deemed binding for the purposes hereof.

18.5 Amendments. No amendment to this Agreement shall be binding on any of the parties hereto unless such amendment is in writing and is executed by the party against whom enforcement of such amendment is sought.

18.6 Date For Performance. If the time period by which any right, option or election provided under this Agreement must be exercised', or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled Business Day.

18.7 Recording. Seller and Buyer agree that they will not record this Agreement and that they will not record a short form of this Agreement.

18.8 Time of the Essence. Time shall be of the essence of this Agreement and each and every term and condition hereof.

18.9 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any term or provision of this Agreement or the application thereof to any person or circumstance shall for any reason and to any extent be held to be invalid or unenforceable, then such term or provision shall be ignored, and to the maximum extent possible, this Agreement shall continue in full force and effect, but without giving effect to such term or provision.

18.10 Attorneys' Fees. In the event that either party shall bring an action or legal proceeding for an alleged breach of any provision of this Agreement or any representation, warranty, covenant or agreement herein set forth, or to enforce, protect, determine or establish any term, covenant or provision of this Agreement or the rights hereunder of either party, the prevailing party shall be entitled to recover from the non-prevailing party, as a part of such action or proceedings, or in a separate action brought for that purpose, reasonable attorneys' fees and costs, expert witness fees and court costs as may be fixed by the court or jury.

18.11 Like-Kind Exchange. Each of the parties hereto agrees to cooperate with the other in effecting an I.R.C. § 1031 exchange, including executing and delivering any and all documents required by the exchange trustee or intermediary; provided, however, that the cooperating party shall have no obligation to execute any document, enter any transaction or arrangement or take or omit any other action, if such party determines in its sole discretion that the same would result in any liability, cost, expense, increased risk, delay or other detriment to the cooperating party, and the party effecting the exchange shall not be released from any of its rights or obligations hereunder.

18.12 Publicity. Between the Contract Date and the Closing, Seller and Buyer shall discuss and coordinate with respect to any public filing or announcement concerning the purchase and sale as contemplated hereunder, provided that the foregoing shall not limit or restrict Buyer from making any filings with the U.S. Securities and Exchange Commission required to be made by Buyer or its affiliates. All data and information provided by Seller under this Section 18.12 shall be held under and in accordance with and disclosed only pursuant to the terms and conditions of Section 6.4 hereof. After Closing, Seller shall not name Buyer in any publicity regarding the sale of the Property unless Buyer has consented thereto. This Section 18.12 shall survive Closing or earlier termination of this Agreement.

18.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute but one and the same instrument. Electronic counterparts of this Agreement as executed by the parties shall be deemed and treated as executed originals for all purposes. No enforceable agreement shall exist between the parties unless and until this Agreement or separate counterparts hereof are signed by each of the parties hereto.

18.14 SEC S-X 3-14 Audit. Seller understands that Buyer is subject to the reporting requirements of the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder and Rule 3-14 of Regulation S-X. In order to enable Buyer to comply with such reporting requirements, Seller agrees to provide Buyer and its representatives information to the extent required for Buyer to comply with Rule 3-14 (as reasonably determined by Buyer 's counsel) including, but not limited to, if applicable, Seller's most current financial statements limited to the financial operation of the Project for the current fiscal year and the most recent pre-acquisition fiscal year, and upon request and, to the extent required under such Rule 3-14, support for certain operating revenues and expenses specific to the Project. Within five (5) Business Days following a written request from Buyer, Seller shall provide a letter to Buyer's auditors in substantially the form attached hereto as Exhibit S. Seller understands that certain of such financial information may be required to be included in filings required to be made by Buyer with the U.S. Securities and Exchange Commission. All data and information provided by Seller under this Section 18.14 shall be held under and in accordance with and disclosed only pursuant to the terms and conditions of Section 6.4 hereof. This Section 18.14 shall survive Closing for a period of one (1) year.

18.15 Disclosure. Notwithstanding any terms or conditions in this Agreement to the contrary, but subject to restrictions reasonably necessary to comply with federal or state securities laws, any person may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure. For the avoidance of doubt, this authorization is not intended to permit disclosure of the names of, or other identifying information regarding, the participants in the transaction, or of any information or the portion of any materials not relevant to the tax treatment or tax structure of the transaction. All data and information provided by Seller under this Section 18.15 shall be held under and in accordance with and disclosed only pursuant to the terms and conditions of Section 6.4 hereof. The provisions of this Section 18.15 shall survive the Closing.

18.16 Waiver of Trial by Jury. Seller and Buyer hereby irrevocably and unconditionally waive any and all right to trial by jury in any action, suit or counterclaim arising in connection with, out of or otherwise relating to, this Agreement. The provisions of this Section 18.16 shall survive the Closing or termination hereof.

18.17 Approval by Seller's Board and Investment Committee. Seller's obligations under this Agreement are subject to the approval of the transaction contemplated by this Agreement by Seller's Investment Committee (the "IC") on or before October 20, 2014 (the "IC Approval Date"), and approval of such transaction by Seller's Board of Directors (the "BOD") on or before October 30, 2014 (the "Board Approval Date"). In the event the approval of the IC is not obtained by the IC Approval Date, Seller shall have the right to terminate this Agreement by written notice to Buyer delivered on or before October 24, 2014. Further, in the event the approval of the Board is not obtained by the Board Approval Date, Seller shall have the right to terminate this Agreement by written notice to Buyer delivered on or before November 4, 2014. In the event of a termination of this Agreement by Seller pursuant to this Section 18.17, Escrow Agent shall return the Earnest Money to Buyer, and Seller shall reimburse Buyer, upon demand, for all of Buyer's Pursuit Costs. Failure by Seller to timely terminate this Agreement within the time periods set forth above in this Section 18.17 shall be deemed a waiver by Seller of its right to terminate the Agreement pursuant to this Section 18.17.

18.18 Mode Lease. Seller is currently negotiating a lease (the "Mode Lease") with RPM Boutique, LLC ("Mode") for approximately 1,800 square feet of space at the Property. Buyer has approved the terms of the Mode Lease set forth on Exhibit T attached hereto. Seller shall have the right to enter into the Mode Lease on the terms set forth on such Exhibit T and otherwise on terms and pursuant to a form of lease which has been approved previously by Buyer. If the Mode Lease is signed by Mode on or prior to the Closing Date, then (a) the Mode Lease shall constitute a Lease to be assigned to and assumed by Buyer at Closing, (b) at Closing, Buyer shall receive a credit against the Purchase Price in the amount of the tenant improvement allowance ($13,500.00) and broker's commissions payable in connection with the Mode Lease ($32,760.00) in the aggregate amount of Forty-six Thousand Two Hundred Sixty and No/100 Dollars ($46,260.00) less the portion(s) of such tenant improvement allowance and/or broker's commissions actually paid by Seller to the parties entitled thereto prior to Closing (the "Mode TI/LC Costs"), (c) Seller shall complete all "white box" improvements as specified in the Mode Lease with commercially reasonable diligence and (d) Buyer shall receive a credit in the amount specified on Exhibit D-1 for Mode's free rent period after Seller's delivery of the premises pursuant to the Mode Lease. In the event Seller has not completed all of its "white box" improvements on or before Closing, at Buyer's option, either (i) Seller and Buyer shall enter into a commercially reasonable access agreement to allow Seller, its employees, agents and/or subcontractors access to Mode's premises for the purposes of completing such work, or (ii) Buyer shall receive a credit for the reasonable estimate of the costs to complete such "white box" improvements, in which event Buyer shall assume responsibility for the completion of such improvements. In the event the Mode Lease is not signed by Mode on the terms set forth above on or before the Closing Date, Buyer shall receive a credit against the Purchase Price in the amount of Nine Hundred Thousand and No/100 Dollars ($900,000.00) and Seller shall have no obligation or liability for any further negotiation of the Mode Lease, nor obligation or liability for any Mode TI/LC Costs, Mode free rent or other costs or expenses relating to the Mode Lease. The provisions of this Section 18.18 shall survive the Closing.

18.19 Toby Keith's I Love This Bar and Grill Lease.

(a)          TK Lease. Seller has entered into that certain lease dated May 4, 2009 (the "TK Lease") with CRGE Minneapolis, LLC ("Toby Keith ") for approximately 15,000 square feet of space at the Property (the "TK Premises"). Buyer has approved the TK Lease.

(b)          Security Deposit. Toby Keith is in default under the TK Lease and Seller has applied the security deposit under the TK Lease to the default by Toby Keith and Toby Keith has not replenished the security deposit. Notwithstanding anything to the contrary contained in this Agreement or in any of the closing documents, Seller shall not be obligated or liable for the delivery, transfer, collection, credit or payment to Buyer of the security deposit under the TK Lease, and the assignment of the TK Lease to Buyer at Closing shall be as if there were no security deposit set forth in such Lease.

(c)          Confession of Judgment. In connection with the default by Toby Keith under the TK Lease, Seller has obtained a Confession of Judgment from Toby Keith (the "Confession of Judgment"), a copy of which has been provided to Buyer. The assignment of the TK Lease to Buyer at Closing will include an assignment of all right and interest of Seller in, to or under the Confession of Judgment, and Seller will deliver the originally executed Confession of Judgment to Buyer at Closing. Seller makes no representation, warranty or opinion regarding the Confession of Judgment, including without limitation, the legality, sufficiency, enforceability, validity, waiver of rights, or legal ramifications of the Confession of Judgment or enforcement thereof.

(d)          TK Payment Account. In connection with the default by Toby Keith under the TK Lease, Toby Keith has established an account (the "TK Payment Account") and authorized Seller to withdraw therefrom current weekly installments of Fifteen Thousand and No/100 Dollars ($15,000.00) for payment of minimum rent, estimated triple-net charges and marketing fee under the TK Lease (the "TK Rent Payment"). The assignment of the TK Lease to Buyer at Closing will include an assignment of all right and interest of Seller to make such monthly withdrawals of the TK Rent Payment from the TK Payment Account. Seller makes no representation or warranty of the assignability or transferability of such right or interest.

(e)          TK Escrow. At the Closing, Seller shall deposit in escrow with Escrow Agent, from the closing proceeds received by Seller, an amount equal to Seven Hundred Five Thousand and No/100 Dollars ($705,000.00) (the amount set forth above is referred to herein as "Escrow Fund"), which amount represents the TK Rent Payments required to be made by Toby Keith under the TK Lease for the period from January 1, 2015 through November 30, 2015 (the "TK Rent Period"). In the event Buyer fails to pay timely receive a TK Rent Payment (whether as the result of the inability of Buyer to withdraw the TK Rent Payment from the TK Payment Account due to insufficient funds in such account or otherwise), Buyer shall be entitled to withdraw the amount of such delinquent TK Rent Payments from the Escrow Fund; provided, however, Buyer acknowledges and agrees that its right and ability to withdraw such funds from the Escrow Fund shall be limited to Ninety Thousand and No/100 Dollars ($90,000.00) in the aggregate (unless Buyer has reimbursed Seller to the extent Toby Keith actually cures its delinquent TK Rent Payments) unless Buyer provides Seller and Escrow Agent with commercially reasonable evidence that Buyer has initiated and is using commercially reasonable efforts and diligence to evict and/or dispossess Toby Keith from the TK Premises. If Buyer initiates such possessory action or otherwise terminates the TK Lease, Buyer covenants that it shall (i) commence and continue to use reasonable and diligent efforts to evict or otherwise repossess the TK Premises, and (ii) commence and continue to use reasonable and diligent efforts to collect all past due TK Rent Payments, including without limitation, all delinquent TK Rent Payments for periods prior to the Closing Date, and other rent, damages and charges due from Toby Keith under the TK Lease and (iii) after obtaining possession of the TK Premises, commence and continue to use reasonable and diligent efforts to relet the TK Premises.

If Buyer recovers possession of the TK Premises and/or the TK Lease is terminated pursuant to its terms, Buyer shall not unreasonably withhold its approval, execution and delivery of a lease for a replacement tenant for the TK Premises. The Escrow Fund is intended to be applied to delinquent TK Rent Payments during the TK Rent Period only and shall not be available or applied to or for any other items of rent, damages, costs, expenses, reletting commissions or other charges for which Toby Keith may be liable or responsible under the TK Lease.

Upon the earlier to occur of the expiration of the TK Rent Period or the date a replacement tenant commences paying rent following a reletting of the TK Premises to a replacement tenant for the balance of the TK Rent Period (and following Buyer's receipt of all funds horn the Escrow Fund to which Buyer is entitled prior to such expiration or commencement of the payment of rent following a reletting), the then remaining balance of the Escrow Fund shall be disbursed promptly by Escrow Agent to Seller and the escrow closed.

Buyer acknowledges and agrees that it shall reimburse Seller for any TK Rent Payments withdrawn from the Escrow Fund which are subsequently paid by or collected from Toby Keith or its guarantors or successor, to the extent such payments by Toby Keith are applicable to the periods for which the TK Rent Payments were withdrawn.

(1)         Confidentiality. As a material consideration for Seller's agreement under this Section 18.19, Buyer hereby covenants and agrees for and on behalf of itself, and its property managers, asset managers, successors and assigns and its and their officers, directors, employees, contractors, agents and all other related parties, to keep the terms of this Section 18.19 strictly confidential.

(g)          Survival. The provisions of this Section 18.19 shall survive the Closing.

18.20 Further Assurances. Seller and Buyer will do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, assignments, notices, transfers and assurances as may be reasonably required by the other party, for the better assuring, conveying, assigning, transferring and confirming unto Buyer the Property and for carrying out the intentions or facilitating the consummation of this Agreement. The provisions of this Section shall survive the Closing.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized signatory, effective as of the day and year first above written.

SELLER:

AD WEST END, LLC,
an Indiana limited liability company

By:	Duke Construction Limited Partnership, an Indiana limited partnership, its managing member

	By:	Duke Business Centers Corporation, an Indiana corporation, its general partner

By:	/s/ Jeff Behm
Name:	Jeff Behm
Title:	Vice President

[Signatures are continued on the following page.]

BUYER:

AMERICAN REALTY CAPITAL IV, LLC, a Delaware limited liability company

By:	/s/ William M. Kahane
Name:	William M. Kahane
Title:	Authorized Signatory

EXHIBIT A

DESCRIPTION OF LAND

The land referred to herein is situated in the City of St. Louis Park, County of Hennepin, State of Minnesota, and is described as follows:

Parcel 1:

Lot 4, Block 1, The Shops At West End, according to the plat of The Shops at West End recorded as Document No. 4500651 in the office of the Registrar of Titles, Hennepin County, Minnesota.

Torrens Property-Certificate of Title No. 1222616.

Parcel 2:

Lot 2, Block 2, The Shops At West End, according to the plat of The Shops at West End recorded as Document No. 4500651 in the office of the Registrar of Titles, Hennepin County, Minnesota.

Torrens Property-Certificate of Title No. 1222618.

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EXHIBIT B

ESCROW AGREEMENT
(The Shops at West End)

THIS AGREEMENT is made and entered into this day of October, 2014, by and among AD WEST END, LLC, an Indiana limited liability company ("Seller"), AMERICAN REALTY CAPITAL IV, LLC, a Delaware limited liability company ("Buyer"), and BENCHMARK TITLE, LLC ("Escrow Agent").

WHEREAS, Seller and Buyer have entered into that certain Agreement for Purchase and Sale (the "Purchase Agreement") dated as of the date hereof, a copy of which Escrow Agent acknowledges receiving, for the sale and purchase of that certain real property described therein. The Purchase Agreement is, by this reference, made a part hereof, and all terms used but not defined herein shall have the meanings given to such terms in the Purchase Agreement; and

WHEREAS, Buyer and Seller desire to have Escrow Agent hold the Earnest Money in escrow, as required by the Purchase Agreement and pursuant to the terms hereof.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1.          Within two (2) Business Days after the execution of the Purchase Agreement, Buyer shall deposit with Escrow Agent, an Earnest Money deposit of TWO MILLION AND NO/100 DOLLARS ($2,000,000.00). Within two (2) Business Days after the Inspection Date, Buyer shall deposit with Escrow Agent an additional THREE MILLION AND NO/100 DOLLARS ($3,000,000.00). All Earnest Money, together with any interest or other income earned thereon, shall be held, invested and disbursed pursuant to the respective terms and provisions hereof and of the Purchase Agreement.

2.          At least one (1) Business Day prior to the Closing Date, Escrow Agent shall disburse the Earnest Money to Title Insurer in United States dollars, by Federal Reserve System wire transfer with instructions for Title Insurer to apply the Earnest Money, together with any accrued interest thereon, to the Purchase Price as required by the Purchase Agreement.

3.          Within ten (10) days after written notification from both Buyer and Seller that the salecontemplated by the Purchase Agreement shall not take place, Escrow Agent shall deliver the Earnest Money as required by the Purchase Agreement. Notwithstanding the foregoing, Escrow Agent shall promptly return the Earnest Money to Buyer upon Buyer's sole request given at any time on or before the expiration of the Inspection Period.

4.          Buyer and Seller hereby covenant and agree that Escrow Agent shall not be liable for any loss, cost or damage which it may incur as a result of serving as Escrow Agent hereunder, except for any loss, cost or damage arising out of Escrow Agent's negligence or willful misconduct. Accordingly, except as otherwise provided in this Section 4, Escrow Agent shall not incur any liability with respect to (a) any action taken or omitted to be taken in good faith upon advice of its counsel, given with respect to any questions relating to its duties and responsibilities hereunder, or (b) any action taken or omitted to be taken in reliance upon any document, including any written notice of instruction provided for herein or in the Purchase Agreement, not only as to the due execution and the validity and effectiveness thereof, but

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also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine and to have been signed or presented by proper person or persons in conformity with the provisions of this Agreement. Buyer and Seller hereby agree to indemnify and hold harmless Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and reasonable attorneys' fees and disbursements actually incurred, which may be imposed upon and incurred by Escrow Agent in connection with its serving as Escrow Agent hereunder. In the event of a dispute between Buyer and Seller, Escrow Agent shall be entitled to tender unto the registry or custody of any court of competent jurisdiction in the county in which the Land is located the Earnest Money and all other money or property in Escrow Agent's hands held under the terms of this Escrow Agreement and the Purchase Agreement, together with such legal pleadings as it deems appropriate, and thereupon shall be discharged of any further obligations hereunder and under the Purchase Agreement.

5.          Any notice required hereunder shall be delivered to the parties and in the manner as required by the Purchase Agreement. Escrow Agent's address for notice purposes is as follows:

Benchmark Title, LLC Attn: Brett Poston

2000 McKinney Avenue, 4d Floor

Dallas, Texas 75201

6.          This Agreement shall be governed by and construed in accordance with the internal laws of the state in which the Land is located, without reference to the conflict of laws or choice of law provisions thereof.

7.          This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

IN WITNESS WHEREOF, the undersigned have caused this Escrow Agreement to be duly executed as of the date first written above.

SELLER:

AD WEST END, LLC,
an Indiana limited liability company

By:	/s/ Jeff Behm
Name:	Jeff Behm
Title:	Vice President

[Signatures continued on the following page.]

BUYER:

AMERICAN REALTY CAPITAL IV, LLC, a Delaware limited liability company

By:	/s/ William M. Kahane
Name:	William M. Kahane
Title:	Authorized Signatory

[Signatures continued on the following page.]

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ESCROW AGENT:

BENCHMARK TITLE, LLC

By:	/s/ Brett Poston
Name:	Brett Poston
Title:	Attorney

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EXHIBIT C

BILL OF SALE

(The Shops at West End)

THIS BILL OF SALE is executed and delivered as of the         day of _________, 2014, by AD WEST END, LLC, an Indiana limited liability company ("Seller"), for the benefit of ___________________, a Delaware liability company ("Buyer").

WITNESSETH:

WHEREAS, Seller and Buyer entered into that certain Agreement for Purchase and Sale dated ________________, 2014, pursuant to which Seller agreed to sell, and Buyer agreed to buy, real property and improvements thereon in accordance with the terms set forth therein (the "Purchase Agreement"); and

WHEREAS, Seller has sold and conveyed to Buyer the real property (the "Property") described in that certain Special Warranty Deed executed by Seller in favor of Buyer dated as of the date hereof; and

WHEREAS, in connection with such conveyance of the Property, Seller has agreed to sell to Buyer and Buyer has agreed to purchase from Seller all right, title and interest of Seller in and to the tangible personal property located on the Property and used in connection with operation, use and maintenance of the improvements, if any, located on the Property (the "Personal Property");

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) in hand paid at or before the execution, sealing and delivery hereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller, Seller hereby agrees as follows:

1.          Sale and Conveyance. Seller hereby sells, transfers and conveys unto Buyer, its successors and assigns, all right, title and interest of Seller in and to the Personal Property, including, without limitation, the items of personal property described on Exhibit A attached hereto.

2.          Disclaimer. Except as set forth in the Purchase Agreement, this Bill of Sale is made without warranty, representation, or guaranty by, or recourse against Seller of any kind whatsoever.

3.          Governing Law. This Bill of Sale shall be governed by and construed in accordance with the internal laws of the state in which the Property is located, without reference to the conflict of laws or choice of law provisions thereof.

4.          Binding Effect. This Bill of Sale shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

[The remainder of this page was intentionally left blank.]

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IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed by its duly authorized signatory as of the day and year first above written.

SELLER:

AD WEST END, LLC,
an Indiana limited liability company

By:
Name:
Title:

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EXHIBIT A TO BILL OF SALE

LIST OF PERSONAL PROPERTY

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